As filed with the Securities and Exchange Commission on September 4, 2015

Registration No.: 333- ____________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SOCIAL REALITY, INC.
(Exact name of registrant as specified in its charter)

Delaware	42-2925231
(State or other jurisdiction of incorporation or organization)	(I. R.S. Employer Identification No.)

456 Seaton Street, Los Angeles, CA	90013
(Address of Principal Executive Offices)	(Zip Code)

2012 Equity Compensation Plan 2014 Equity Compensation Plan
(Full title of the plan)

Mr. Christopher Miglino Chief Executive Officer Social Reality, Inc. 456 Seaton Street Los Angeles, CA 90013
(Name and address of agent for service)

(323) 283-8505
(Telephone number, including area code, of agent for service)

with a copy to:

James M. Schneider, Esq.

Pearlman Schneider LLP

2200 Corporate Boulevard N.W., Suite 210

Boca Raton, Florida 33431

telephone (561) 362-9595

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration fee

Class A common stock (1)(2)	2,441,335	$1.95	$4,760,603.25	$553.18
Class A common stock (2)(3)	1,627,000	$1.29	2,098,830.00	243.88
Class A common stock (2)(4)	410,000	$1.18	483,800.00	56.22
	4,478,335		$7,343,233.25	$853.28

———————

(1)

Represents (i) 151,335 shares of Class A common stock available for future grants under the registrant's 2012 Equity Compensation Plan (the "2012 Plan"), and (ii) 2,290,000 shares of Class A common stock available for future grants under the registrant's 2014 Equity Compensation Plan (the "2014 Plan").  The proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rules 457(h) under the Securities Act of 1933 on the basis of the average of the bid and asked price of the registrant's Class A common stock as reported on the OTCQB Tier of the OTC Markets on August 26, 2015.

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall also cover any additional shares of the registrant’s Class A common stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of the registrant’s Class A common stock.

(3)

Represents shares of Class A common stock underlying options granted under the 2012 Plan. The proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rules 457(h) under the Securities Act of 1933 based upon the weighted average exercise price of per share.

(4)

Represents shares of Class A common stock underlying options granted under the 2014 Plan. The proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rules 457(h) under the Securities Act of 1933 based upon the weighted average exercise price of per share.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities and the Note to Part I of Form S-8.  The documents containing information specified in this Part I will be separately provided to the participants covered by the 2012 Plan and the 2014 Plan (collectively, the "Plans"), as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT.

Item 3.

Incorporation of Documents by Reference.

The following documents, which have previously been filed by us, as specified, with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference herein and shall be deemed to be a part hereof:

•

Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (filed on March 31, 2015;

•

Reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act since December 31, 2013; and

•

The description of our common stock that is contained in our registration statement on Form 8-A, filed with the Securities and Exchange Commission on July 5, 2013 (File No. 000-54996) under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.  Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4

Description of Securities.

A description of the registrant's securities is set forth in the prospectus incorporated as a part of this registration statement.

Item 5.

Interests of Named Experts and Counsel.

Not applicable.

Item 6.

Indemnification of Directors and Officers.

Our Certificate of Incorporation and By-laws provide for the indemnification of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of any action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. Our Certificate of Incorporation contains a provision which eliminates, to the fullest extent permitted by the Delaware General Corporation Law, director liability for monetary damages for breaches of the fiduciary duty of care or any other duty as a director.

We have also entered into indemnification agreements with certain of our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to Social Reality, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.  We maintain director and officer liability insurance providing insurance protection for specified liabilities under specified term.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the act and is therefore unenforceable.

Item 7.

Exemption From Registration Claimed.

Persons eligible to receive grants under the Plans will have an existing relationship with us and will have access to comprehensive information about us to enable them to make an informed investment decision.  The recipient must express an investment intent and, in the absence of registration under the Securities Act, consent to the imprinting of a legend on the securities restricting their transferability except in compliance with applicable securities laws.

Item 8.

Exhibits.

Exhibit No.	Description
5.1	Opinion of Pearlman Schneider LLP *
10.1	2012 Equity Compensation Plan (1)
10.2	2014 Equity Compensation Plan (2)
23.1	Consent of RBSM LLP *
23.2	Consent of RBSM LLP *
23.3	Consent of Pearlman Schneider LLP (included in Exhibit 5.1 hereof)

———————

*	Filed herewith.
(1)	Incorporated by reference to the Registration Statement on Form S-1, SEC File No. 333-179151, as amended.
(2)	Incorporated by reference to the Current Report on Form 8-K as filed with the SEC on November 10, 2014.

Item 9.

Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California on September 4, 2015.

Social Reality, Inc.

By:	/s/ Christopher Miglino
Christopher Miglino,
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Christopher Miglino his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Positions	Date

/s/ Christopher Miglino Christopher Miglino	Chief Executive Officer, director, principal executive officer, principal financial and accounting officer	September 4, 2015

/s/ Erin DeRuggiero Erin DeRuggiero	Chief Marketing Officer, director	September 4, 2015

/s/ Richard Steel Richard Steel	President, director	September 4, 2015

/s/ Kristoffer Nelson Kristoffer Nelson	Chief Operating Officer, director	September 4, 2015

/s/ Marc Savas Marc Savas	Director	September 4, 2015

/s/ Malcolm Casselle Malcolm Casselle	Director	September 4, 2015

/s/ Martin A. Sumichrast Martin A. Sumichrast	Director	September 4, 2015

EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of Pearlman Schneider LLP
23.1	Consent of RBSM LLP
23.2	Consent of RBSM LLP
23.3	Consent of Pearlman Schneider LLP (included in Exhibit 5.1 hereof)